Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the Rhombus, Inc. 1998 Long Term Equity Incentive Plan, the Matrix Semiconductor, Inc. 1999 Stock Plan and the Matrix Semiconductor, Inc. 2005 Stock Incentive Plan and to the incorporation by reference therein of our reports dated March 15, 2005, with respect to the consolidated financial statements of SanDisk Corporation included in its Annual Report (Form 10-K) for the year ended January 2, 2005, SanDisk Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SanDisk Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
January 18, 2006